Exhibit 10.28

DRIVEN BRANDS HOLDINGS INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made by and between Driven Brands Holdings Inc., a Delaware corporation (the “Company”), Driven Investor LLC, a Delaware limited liability company (“DI LLC”), and [NAME] (the “Participant”), and is dated as of [DATE] (the “Date of Grant”).

R E C I T A L S:

WHEREAS, DI LLC and the Participant entered into a Profits Interest Award Agreement dated [DATE] (the “PI Agreement”), pursuant to the terms of the Driven Investor LLC Equity Incentive Plan (the “Plan”), under which DI LLC issued the Participant [___] Class B Common Units of DI LLC (the “Profits Interests Units”);

WHEREAS, in connection with the liquidation of DI LLC to be undertaken in connection with the initial public offering of shares of the Company’s common stock (the “IPO”), the members of DI LLC shall be entitled to receive a distribution of shares of Company common stock held by DI LLC, pursuant to and in accordance with the terms of the Limited Liability Company Agreement of Driven Investor LLC, dated as of August 3, 2020, as amended, modified or supplemented from time to time (the “DI LLC Operating Agreement”);

WHEREAS, in connection with the liquidation of DI LLC, the Company shall assume the Plan and the rights and obligations of DI LLC thereunder;

WHEREAS, in accordance with the terms of the PI Agreement, the shares of Company common stock received by Participant in respect of the Profits Interest Units shall be subject to the terms and conditions of the PI Agreement to which such Profits Interest Units relate (including any applicable service-based and performance-based vesting and transfer restrictions), which, with certain modifications, have been incorporated into this Agreement, and the Plan;

WHEREAS, pursuant to the terms of the PI Agreement, some of the Profits Interest Units that are not yet vested at the time of the IPO would have been forfeited due to the failure to meet the performance-based vesting conditions at the time of the IPO;

WHEREAS, the Company and DI LLC have nonetheless agreed to permit such performance-based Profits Interest Units (and the shares of Company common stock received in respect thereof) not to be forfeited but instead to remain eligible to vest on the terms set forth herein;

WHEREAS, the Company and DI LLC have agreed that, to facilitate the delivery of shares of Company common stock to Participant attributable to the unvested Profits Interest Units, which shares shall be subject to the restrictions contained herein, DI LLC shall deliver to the Company, immediately prior to the liquidation of DI LLC, the corresponding unrestricted shares of the Company common stock held by DI LLC, and, at the direction of DI LLC, in lieu of issuing restricted shares of Company common stock to DI LLC in exchange therefor, the applicable restricted shares of Company common stock shall be issued directly to Participant by the Company pursuant to this Agreement; and

WHEREAS, the delivery of shares of restricted Company common stock by the Company to the Participant on DI LLC’s behalf in satisfaction of DI LLC’s obligation to distribute such shares in liquidation, is intended to and shall be treated as a distribution of such shares in liquidation of the Participant’s interest in DI LLC pursuant to Section 731 of the Code.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Restricted Stock.

The Company hereby grants on the Date of Grant to the Participant [____] shares of Common Stock (the “Restricted Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

2. Award Subject to Plan.

(a) By entering into this Agreement, the Participant acknowledges that the Participant has received and read a copy of the Plan, and agrees to be bound by all the terms and provisions of the Plan.

(b) The Plan is hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Board or the Compensation Committee of the Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement. In the event of a conflict between any term or provision contained herein and any terms or provisions of the Plan, the applicable terms and provisions of this Agreement will govern and prevail. In the event of any conflict between the PI Agreement that relates to the Restricted Shares covered hereunder and this Agreement, this Agreement shall govern and prevail.

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3. Terms and Conditions.

(a) Vesting. The Restricted Shares shall vest in accordance with Exhibit A attached hereto.

(b) Issuance. The Restricted Shares shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof in book-entry form, subject to the Company’s directions at all times prior to the date the Restricted Shares vest. As a condition to the receipt of a stock certificate (to the extent issued) for the Restricted Shares, the Participant shall at the request of the Company deliver to the Company one or more stock powers, duly endorsed in blank, relating to the Restricted Shares. The Board may cause a legend or legends to be put on any stock certificate (to the extent issued) relating to the Restricted Shares to make appropriate reference to such restrictions as the Board may deem advisable under the Plan or as may be required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange that lists the Restricted Shares, and any applicable federal or state laws.

(c) Rights as a Stockholder; Dividends. The Participant shall be the record owner of the Restricted Shares unless and until such shares are forfeited pursuant to the Plan and this Agreement or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting and dividend rights (other than dividends or distributions paid prior to April 1, 2021 that are not ordinary cash dividends).

(d) Section 83(b) Election. As a condition subsequent to the issuance of the Restricted Shares, the Participant shall file an election under Section 83(b) of the Code within 30 days of the Date of Grant and shall promptly provide written evidence of any such election to the Company. The Participant acknowledges and agrees that the Company shall bear no responsibility or liability for any adverse tax consequences to the Participant relating to Section 83 of the Code or to the making of (or any failure to make) an election pursuant to Section 83(b) of the Code with respect to the Restricted Shares.

(e) Tax Withholding. Upon the vesting of the Restricted Shares, the Participant shall be required to pay to the Company in cash (by check or wire transfer) such amount (if any) as the Company determines that it is required to withhold under applicable federal, state or local or non-U.S. tax laws in respect of the Restricted Shares, and the Company or any employer Subsidiary shall have the right and is hereby authorized to , and the Participant may alternatively elect to satisfy such withholding taxes by requiring the Company to, withhold any cash, shares of Common Stock, other securities or other property deliverable under the Restricted Shares, the amount (in cash, Restricted Shares, other securities or other property) of any required withholding taxes in respect of the Restricted Shares, and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes, if applicable. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such withholding taxes from any payment of any kind otherwise due to Participant.

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(f) Compliance with Legal Requirements. The granting of the Restricted Shares, and any other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Board, in its sole discretion, may postpone the issuance or delivery of Restricted Shares as the Board may consider appropriate and may require the Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Restricted Shares in compliance with applicable laws, rules and regulations.

(g) Transferability. Restricted Shares for which the applicable Restricted Period has not yet lapsed shall not be pledged, encumbered or hypothecated to or in favor of any party other than the Company, shall not be made subject to any lien, obligation or liability of the Participant to any other party other than the Company, and shall not be transferable by the Participant other than by will or the laws of descent and distribution.

(h) Clawback/Forfeiture. The Board may in its sole discretion cancel this Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement, or otherwise has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Board in its sole discretion. If the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the Participant shall forfeit any compensation, gain or other value realized thereafter on the vesting of the Restricted Shares, or the sale of the Restricted Shares, and must promptly repay such amounts to the Company.

4. Miscellaneous.

(a) Release. As a condition to the Company’s obligation to make any distribution with respect to the Restricted Shares, the Company, at its option, may require Participant to execute a general release on behalf of Participant and Participant’s heirs, executors, administrators and assigns, in form satisfactory to the Company, releasing all claims, actions and causes of action against the Company and each parent, subsidiary and affiliate of the Company, and their respective current and former managers, directors, officers, administrators, trustees, employees, agents, and other representatives.

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(b) Notices . All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, nationally recognized courier service or personal delivery:

if to the Company:

Driven Brands Holdings Inc.

440 S. Church Street, Suite 700

Charlotte, NC 28202

Attention: General Counsel

if to the Participant, at the Participant’s last known address on file with the Company;

or, in either case, at any other address designated by the Company or the Participant in a written notice to the other. All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(e) Beneficiary. The Participant may file with the Board a written designation of a beneficiary on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(f) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

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(g) Entire Agreement. Except as otherwise provided in Section 4(a) hereof, this Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(h) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j) Signature in Counterparts. This Agreement may be signed (including electronically), in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank; signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

Driven Brands Holdings Inc.

By:
Name:
Title:

Driven Investor LLC

By:
Name:
Title:

Participant

By:
Name:

[Signature Page to Restricted Stock Award Agreement]

Exhibit A

Vesting of Restricted Shares

1. General. As of the Date of Grant the Restricted Shares are unvested (the “Unvested Restricted Shares”). Of the Unvested Restricted Shares, [__] are Time-Vesting Shares, and shall be eligible to vest in accordance with Section 2 of this Exhibit A and [__] are Performance-Vesting Shares, and shall be eligible to vest in accordance with Section 3 of this Exhibit A.

2. Time-Vesting Shares.

(a) General. Subject to Participant’s Continuous Service on the vesting date, the Time-Vesting Shares will vest in [__] equal installments (rounded to the nearest integer) on the following [__] anniversaries of [ ].

(b) Sale Transaction. All outstanding and unvested Time-Vesting Shares shall immediately vest on a Sale Transaction.

(c) Forfeiture. If Participant’s Continuous Service terminates for any reason, Participant shall forfeit all right, title, and interest in and to any unvested Time-Vesting Shares as of the date of such termination, and such unvested Time-Vesting Shares shall be cancelled without further consideration or any act or action by Participant. In addition, Participant shall forfeit all right, title, and interest in and to any outstanding Time-Vesting Shares that have vested upon the earliest to occur of the following circumstances: (x) immediately upon termination of the Participant’s Continuous Service if such termination is for Cause; (y) following termination of the Participant’s Continuous Service, if the Participant breaches any of his or her post-termination covenants in any agreement between the Participant and the Company (or its Subsidiaries); or (z) if the Participant fails to properly execute any general release required to be executed pursuant to Section 4(a) of the Agreement.

3. Performance-Vesting Shares.

(a) General. Performance- Vesting Shares shall be eligible to vest upon a Sale Transaction, in the applicable amount as set forth below (rounded to the nearest integer):

i. If, in connection with a Sale Transaction, the Sponsor Group achieves an IRR equal to or greater than 17.5%, then 50% of the Performance-Vesting Shares shall vest; and

ii. If, in connection with a Sale Transaction, the Sponsor Group achieves an IRR equal to or greater than 24%, then the other 50% of the Performance-Vesting Shares shall vest (resulting in vesting of 100% of the Performance-Vesting Shares).

(b) Additional Performance Vesting Events.

i. Any outstanding Performance-Vesting Shares shall be eligible to vest as of the end of any fiscal year-end of the Company if (x) the Sponsor Group and RC IV Cayman ICW Holdings LLC and its equityholders collectively own and control less than 50% of the equity and voting interests in the Company as of such fiscal year-end, and (y) during such fiscal year the Sponsor Group has received additional Sponsor Cash Inflows. In such event, at such fiscal year-end the IRR shall be recalculated reflecting the applicable dates of receipt of such additional Sponsor Cash Inflows to determine whether any additional Performance-Vesting Shares (that have not otherwise previously been forfeited pursuant to this Agreement) shall vest.

ii. In addition, commencing as of the Company’s 2023 fiscal year-end, any outstanding Performance-Vesting Shares shall be eligible to vest in accordance with the following (without regard to whether the foregoing clause (b)(i) applies) (rounded to the nearest integer):

A. At the end of the Company’s 2023 fiscal year-end, the IRR will be calculated taking into account (i) the prior Sponsor Cash Inflows (and the applicable dates thereof) and (ii) the proceeds Sponsor Group would have received if it had sold all of its remaining shares of Company common stock at the VWAP of the last 90 trading days of the fiscal year:

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1/3 of 50% (i.e., 16.667%) of the Performance-Vesting Shares will be vested if the 17.5% IRR threshold would have been achieved in such deemed sale (if not previously achieved in any earlier IRR measurement); and

•	1/3 of 100% (i.e., 33.333%) of the Performance-Vesting Shares will be vested if the 24% IRR threshold would have been achieved in such deemed sale.

B. At the end of the Company’s 2024 fiscal year-end, the same process described in the immediately preceding clause (A) will be applied (based on the VWAP of the last 90 trading days of the fiscal year):

•	2/3 of 50% (i.e., 33.333%) of the Performance-Vesting Shares will be vested if the 17.5% IRR threshold would have been achieved in such deemed sale; and

•	2/3 of 100% (i.e., 66.667%) of the Performance-Vesting Shares will be vested if the 24% IRR threshold would have been achieved in such deemed sale.

For the avoidance of doubt, if the 17.5% IRR threshold had been previously achieved as of the Company’s 2023 fiscal year-end, an incremental portion (for not more than a cumulative total of 33.333%) will be vested; and if the 24% IRR threshold had been previously achieved as of the Company’s 2023 fiscal year-end, an incremental portion (for a cumulative total of 66.667%) will be vested.

C. At the end of the Company’s 2025 fiscal year-end (and each subsequent fiscal year), the same process will be applied (based on the VWAP of the last 90 trading days of the applicable fiscal year):

•	50% of the Performance-Vesting Shares will be vested if the 17.5% IRR threshold would have been achieved in such deemed sale; and

•	100% of the Performance-Vesting Shares will be vested if the 24% IRR threshold would have been achieved in such deemed sale.

For the avoidance of doubt, if the 17.5% IRR threshold had been previously achieved, an incremental portion (for a cumulative total of 50%) will be vested; and if the 24.0% IRR threshold had been previously achieved, the remainder (i.e., 100%) will be vested. No more than a total of 50% of the Performance-Vesting Shares may cumulatively vest unless the 24% IRR threshold has been achieved (or would have been achieved in the foregoing deemed sales).

(c) Additional Post-Termination Vesting Events.

i. Participant will also vest in any Performance-Vesting Shares if the vesting requirements in this Section 3 are met and Participant’s Continuous Service is terminated by the Company without Cause or Participant resigns with Good Reason (if applicable) within the six month period prior to the date of consummation of a Sale Transaction.

ii. Unvested Performance-Vesting Shares will vest on a pro rata basis in connection with a Sale Transaction if Participant dies or become disabled prior to the date of the Sale Transaction, so long as the vesting requirements specified above are met in connection with the Sale Transaction. Such pro rata vesting will be based on the length of the time period between the Date of Grant and Participant’s death or disability over the length of the time period between the Date of Grant and the date of the Sale Transaction.

(d) Forfeiture.

i. If Participant’s Continuous Service terminates for any reason, Participant shall forfeit all right, title, and interest in and to any outstanding unvested Performance-Vesting Shares as of the date of such termination, and such forfeited Performance-Vesting Shares shall be cancelled without consideration or any act or action by Participant or the Company (except as provided below); provided, that any Performance-Vesting Shares that could potentially vest under Section 3(b)(i) of this Exhibit A (due to additional Sponsor Cash Inflows that occurred prior to the date of termination of such Participant’s Continuous Service) shall not be forfeited on such date of termination, and shall remain outstanding through the end of the fiscal year in which such date of termination occurs, and either vest if the conditions of Section 3(b)(i) of this Exhibit A are satisfied or shall be thereafter forfeited if such conditions are not satisfied.

ii. Upon a Sale Transaction that results in the Sponsor Group no longer holding any Common Stock, Participant shall forfeit all right, title, and interest in and to any Performance-Vesting Shares for which the performance criteria are not met in accordance with the foregoing provisions of this Section 3 of this Exhibit A, and such unvested Performance-Vesting Shares shall be cancelled without further consideration or any act or action by Participant. If immediately following any Sale Transaction the Sponsor Group continued to hold any Common Stock, the then-outstanding unvested Performance-Vesting Shares shall remain outstanding and continue to be subject to the vesting and other terms contained in this Agreement.

iii. In addition, Participant shall forfeit all right, title, and interest in and to any outstanding Performance-Vesting Shares that have vested upon the earliest to occur of the following circumstances: (x) immediately upon termination of the Participant’s Continuous Service if such termination is for Cause; (y) following termination of the Participant’s Continuous Service, if the Participant breaches any of his or her post-termination covenants in any agreement between the Participant and the Company (or its Subsidiaries); or (z) if the Participant fails to properly execute any general release required to be executed pursuant to Section 4(a) of the Agreement.

4. Defined Terms. Capitalized terms used but not otherwise defined in this Exhibit A have the following meanings:

a. “Affiliate” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

b. “Board” means the board of directors of the Company.

c. “Capital Contributions” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC (and for the avoidance of doubt includes any Capital Contributions through the date of liquidation of DI LLC made by such shareholder that relate to the interests in DI LLC in respect of which such shareholder received shares of Common Stock) and, with respect to periods thereafter, shall be determined and interpreted in a substantially equivalent manner by reference to the shares of Common Stock received in respect of the shareholder’s prior interests in DI LLC).

d. “Cause” has the meaning specified in Participant’s employment agreement with the Company or one of its Subsidiaries, if any, or if there is no such employment agreement, means the (i) embezzlement, theft, misappropriation or conversion, or attempted embezzlement, theft, misappropriation or conversion, by Participant of any property, funds or business opportunity of the Company or any of its Subsidiaries; (ii) willful failure or refusal by Participant to perform any directive of the Board or the Chief Executive Officer or the duties of his or her employment which continues for a period of thirty (30) days following notice thereof by the Board or the Chief Executive Officer to Participant; (iii) any act by Participant constituting a felony (or its equivalent in any non-United States jurisdiction) or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (iv) indictment for, conviction of, or plea of nolo contendere (or a similar plea) to, or the failure of Participant to contest his or her prosecution for, any other criminal offense; (v) any violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its Subsidiaries, or other Law that is violated during the course of Participant’s performance of services, regulatory disqualification or failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of the Company or its Subsidiaries; (vi) gross negligence or material willful misconduct on the part of Participant in the performance of his or her duties as an employee, officer or director of the Company or any of its Subsidiaries; (vii) Participant’s breach of fiduciary duty or duty of loyalty to the Company or any of its Subsidiaries; (viii) any act or omission to act of Participant intended to materially harm or damage the business, property, operations, financial condition or reputation of the Company or any of its Subsidiaries; (ix) Participant’s failure to cooperate, if requested by the Board, with any investigation or inquiry into the business practices, whether internal or external, or the Company and its Subsidiaries or Participant, including Participant’s refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry; (x) any chemical dependence of Participant which materially interferes with the performance of his or her duties and responsibilities to the Company or any of its Subsidiaries; or (xi) Participant’s voluntary resignation or other termination of employment effected by Participant at any time when the Company could effect such termination with Cause.

e. “Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

f. “Company Subsidiary” means any corporation, limited liability company, partnership, association or business entity of which the Company owns, directly or indirectly, more than 50% of the outstanding voting Equity Securities of such entity.

g. “Continuous Service” has the meaning specified in the Plan.

h. “Distribution” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC (and, with respect to periods thereafter, shall be determined and interpreted in a substantially equivalent manner by reference to distributions made with respect to the shares of Common Stock received in respect of the shareholder’s prior interests in DI LLC).

i. “Equity Securities” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

j. “Fair Market Value” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

k. “Good Reason” has the meaning specified in Participant’s employment agreement with the Company or one of its Subsidiaries, if any, or, if there is no such employment agreement that defines Good Reason, the provisions in this Agreement relating to Good Reason shall not apply.

l. “IRR” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

m. “Person” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

n. “Sale Transaction” means either (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities of one or more of the Company’s Subsidiaries), to any Person for value, of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis or (ii) a transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities by the holders of securities of the Company) with any Person the result of which is that the shareholders immediately prior to such transaction are (after giving effect to such transaction) no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations), directly or indirectly through one or more intermediaries, of more than 50% of the shares of the Company on an as converted fully-diluted basis. Notwithstanding the foregoing, a Sale Transaction shall not include any such transaction effected by the issuance of Equity Securities by the Company or any of its Subsidiaries without any subsequent redemptions of other Equity Securities of the Company.

o. “Sponsor” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC (and, with respect to periods thereafter, shall be determined and interpreted as applicable in a substantially equivalent manner by reference to the Company in lieu of DI LLC).

p. “Sponsor Cash Inflows” means, as of any date of determination, all cash payments or other cash Distributions (other than Tax Distributions) actually received by the Sponsor Group on or prior to such date with respect to debt or Equity Securities of the Company, the Company Subsidiaries or Affiliates of the Company prior to such date by the Sponsor Group (whether such payments are received from the Company, Company Subsidiaries or Affiliates of the Company or any third party, and including any cash payments received by the Sponsor Group under the Tax Receivable Agreement). Sponsor Cash Inflows will include any fees payable to Roark Capital Management, LLC or another Sponsor Affiliate under a management services agreement, transaction services agreement, or other similar agreement (but excluding any out of pocket expenses reimbursed under any such management services agreement or transaction services agreement); provided, that “Sponsor Cash Inflows” shall not include any such fees paid pursuant to the ICWG Management Agreement (as defined in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC) prior to, on or following the date hereof. For the sake of clarity, “Sponsor Cash Inflows” shall not include any such payments or Distributions to RC IV Cayman ICW Holdings LLC or its equityholders.

q. “Sponsor Cash Outflows” means as of any date of determination, all cash payments and cash investments made by the Sponsor Group (i) to acquire the Class A Common Units, and (ii) to and in the Company, Company Subsidiaries and Affiliates of the Company to acquire Equity Securities and/or debt of the Company, Company Subsidiaries and Affiliates of the Company, including all Capital Contributions made by (or deemed to have been made by) the Sponsor Group. For the sake of clarity, “Sponsor Cash Outflows” shall not include any such payments or investments by RC IV Cayman ICW Holdings LLC or its equityholders.

r. “Sponsor Group” means RC Driven Holdco LLC and its Affiliates (excluding RC IV Cayman ICW Holdings LLC or its equityholders).

s. “Subsidiary” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC (and, with respect to periods thereafter, shall be determined and interpreted as applicable in a substantially equivalent manner by reference to the Company in lieu of DI LLC).

t. “Tax Distribution” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

u. “Tax Receivable Agreement” means the Tax Receivable Agreement, dated January __, 2021, among the Company, the TRA Parties (as defined therein) and the TRA Party Representative (as defined therein).

v. “VWAP” means the volume weighted averages of the trading prices of the Common Stock on the NASDAQ (as reported by Bloomberg or, if not reported thereby, in another authoritative source selected by the Company).